Exhibit 99.1

Victory Capital Announces Successful Repricing of Term Loan With Lower Rate

SAN ANTONIO--(BUSINESS WIRE)--January 21, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported that it has repriced its existing $952 million Term Loan.

The repricing lowered the interest rate spread by 75 basis points, from 3.25 percent over LIBOR, to 2.50 percent over LIBOR, while maintaining the current maturity of July 1, 2026.

“We genuinely appreciate the support of our lenders, all of which consented to the repricing,” said David Brown, Chairman and CEO. “Our proven ability to increase cash flow and promptly de-lever has heightened our financial profile. By lowering interest expense and strengthening the balance sheet, we are enhancing capital flexibility to support future growth initiatives.”

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $151.8 billion in assets under management as of December 31, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on Twitter and LinkedIn.

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com